Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS



The Savings Plan Committee
The Gillette Company Employees' Savings Plan:


     We consent to the incorporation by reference in registration statements No. 33-63707 on Form S-8 of the Parker Pen 401(k)Plan of our report dated May 16 1996, relating to the statements of assets available for plan benefits of Parker Pen 401(k) Plan as of December 31, 1995 and 1994, and the related statements of changes in assets available for plan benefits for the years then ended, which report appears in the December 31, 1995 annual report on Form 11-K of Parker Pen 401(k) Plan.





                                             KPMG PEAT MARWICK LLP
                                             KPMG Peat Marwick LLP



Milwaukee, Wisconsin
June 26, 1996